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EXHIBIT 99.1

                    IMSI SELECTS GRANT THORNTON AS AUDIT FIRM

NOVATO, Calif., May 6 /PRNewswire/ -- IMSI(R) (Nasdaq: IMSI)-- software developer and creator of one of the fastest growing visual content and graphics portals on the Internet with more than 1.9 million visitors per month -- today announced the selection of Grant Thornton as its independent auditing firm, effective immediately.

Costa John, chief executive officer for IMSI, notes that Grant Thornton's extensive experience with successful Internet and technology companies was strongly in their favor. The company represents a number of high-tech and Internet clients, including audiohighway.com, Image Smith, InnovativeInterface, Inc., and Omnis Technology Corporation, among others.

Grant Thornton is an international accounting and consulting firm providing a broad range of professional services to growing, entrepreneurial organizations. Clients are served globally by 20,000 partners and employees in more than 90 countries -- including the countries where IMSI has offices and conducts business around the world. In the United States, some 3,000 partners and staff serve clients through 48 locations. The company's headquarters are in Chicago, where the firm was established in 1924.

"We anticipate drawing on their Internet expertise and their extensive network of skilled practitioners," John says. "It is critical that we have an auditing team on board that understands the complexities of today's financial marketplace and the best way to grow our business."

ABOUT IMSI

Headquartered in Novato, California, IMSI (International Microcomputer Software, Inc.) has offices in the United Kingdom, France, Germany, Australia, South Africa, and Sweden -- and a wholly owned subsidiary, Zedcor, Inc. The company produces and sells its software in 13 languages and in more than 60 countries worldwide -- and has Web sites receiving more than 1.9 million visitors each month. For more information, please contact IMSI public relations at 415-878-4000, or visit www.imsisoft.com.

FORWARD LOOKING STATEMENT:

To the extent that any of the statements contained herein relating to IMSI's financial health are forward-looking; such statements are based on current expectations that involve a number of uncertainties and risks. Such uncertainties and risks include, but are not limited to, the development of new products, the enhancement of existing products, competitive pricing pressures, product volume and mix, timing of orders received and the introduction of competitive products, having technological and/or pricing advantages. As a result, the Company's operating results may fluctuate, especially when measured on a quarterly basis. For further information, refer to the risk factors included on the Company's Annual Report and 10-K for the year ended June 30, 1998 as filed with the Securities and Exchange Commission.


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NOTE: IMSI is a registered trademark of International Microcomputer Software,
Inc. Other company and product names mentioned herein are the trademarks or registered trademarks of their respective owners.

SOURCE International Microcomputer Software, Inc.

CONTACT: Patricia A. Roche, Director of Corporate Communications of International Microcomputer Software, Inc., 415-878-4001, or cell, 415-305-7818 proche@imsisoft.com


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